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As filed with the Securities and Exchange Commission on July 18, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOUGLAS DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	3531 (Primary Standard Industrial Classification Code Number)	134275891 (I.R.S. Employer Identification No.)

7777 North 73rd Street
Milwaukee, Wisconsin 53223
(414) 354-2310
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James L. Janik
President and Chief Executive Officer
7777 North 73rd Street
Milwaukee, Wisconsin 53223
(414) 354-2310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce D. Meyer
Ari B. Lanin
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
(213) 229-7000

Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering: Common Stock, $0.01 par value per share	5,000,000 shares	$15.89(2)	$79,425,000(2)	$9,221.24

Secondary Offering: Common Stock, $0.01 par value per share	3,079,128 shares	$15.89(2)	$48,911,948.28(2)	$5,678.68

Total Registration Fee				$14,899.92

(1)
In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended ("Securities Act"), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant's common stock on The New York Stock Exchange on July 15, 2011, for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to such Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2011

5,000,000 Shares of Common Stock
Offered by Douglas Dynamics, Inc.

3,079,128 Shares of Common Stock
Offered by the Selling Stockholders

Douglas Dynamics, Inc.

Common Stock

        We may offer and sell up to 5,000,000 shares of our common stock, par value $0.01 per share, from time to time, to or through one or more underwriters, broker- dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on terms to be determined at the time of the offering. See "Plan of Distribution" beginning on page 14 in this prospectus. We may also describe the plan of distribution for any particular offering of these shares in any applicable prospectus supplement. If any underwriters, broker-dealers or agents are involved in the sale of any shares in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be disclosed in a prospectus supplement.

        In addition, the selling stockholders identified in this prospectus may offer and sell up to 3,079,128 shares of our common stock from time to time under this prospectus and any prospectus supplement. The selling stockholders may offer and sell such shares to or through one or more underwriters, broker-dealers and agents, or directly to purchasers, on a continuous or delayed basis. The selling stockholders may dispose of their shares of common stock in a number of different ways and at varying prices. We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will pay all underwriting discounts and commissions, if any, in connection with the sale of their shares. See "Plan of Distribution" beginning on page 14 in this prospectus for additional information on how the selling stockholders may conduct sales of our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "PLOW."

        Investing in our common stock involves a high degree of risk. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2011.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell up to 5,000,000 shares of our common stock in one or more offerings, and the selling stockholders may from time to time sell up to 3,079,128 shares of our common stock. This prospectus provides you with a general description of the shares we or the selling stockholders may offer. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the shares being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" carefully before making an investment decision.

        You should rely only on the information contained in or incorporated by reference into this prospectus as supplemented by any prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

        This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

        Unless the context indicates otherwise: "Douglas Dynamics," the "Company," "we," "our," "ours" or "us" refer to Douglas Dynamics, Inc. (formerly known as Douglas Dynamics Holdings, Inc.) and its subsidiaries and "Douglas Holdings" refers to Douglas Dynamics, Inc. exclusive of its subsidiaries. Douglas Dynamics, Inc. is a Delaware corporation and the issuer of the common stock offered hereby.

 OUR COMPANY

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled "Where You Can Find More Information" on page 17 of this prospectus.

        We are the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. We sell our products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. We believe that in 2010 our share of the light truck snow and ice control equipment market was greater than 50%.

        We offer the broadest and most complete product line of snowplows and sand and salt spreaders for light trucks in the U.S. and Canadian markets. We also provide a full range of related parts and accessories, which generates an ancillary revenue stream throughout the lifecycle of our snow and ice control equipment. For the year ended December 31, 2010, 86% of our net sales were generated from sales of snow and ice control equipment, and 14% of our net sales were generated from sales of parts and accessories.

        We sell our products through a distributor network primarily to professional snowplowers who are contracted to remove snow and ice from commercial, municipal and residential areas. Over the last 50 years, we have engendered exceptional customer loyalty for our products because of our ability to satisfy the stringent demands of our customers for a high degree of quality, reliability and service. As a result, we believe our installed base is the largest in the industry with over 500,000 snowplows and sand and salt spreaders in service. Because sales of snowplows and sand and salt spreaders are primarily driven by the need of our core end-user base to replace worn existing equipment, we believe our substantial installed base provides us with a high degree of predictable sales over any extended period of time.

        We believe we have the industry's most extensive North American distributor network, which primarily consists of over 710 truck equipment distributors who purchase directly from us and are located throughout the snowbelt regions in North America (primarily the Midwest, East and Northeast regions of the United States as well as all provinces of Canada). Beginning in 2005, we began to extend our reach to international markets, establishing distribution relationships in Northern Europe and Asia, where we believe meaningful growth opportunities exist.

        We maintain our principal executive offices at 7777 North 73rd Street, Milwaukee, Wisconsin 53223, and our telephone number is (414) 354-2310. We maintain a website at www.DouglasDynamics.com. Information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

        "WESTERN," "FISHER" and "BLIZZARD" and their respective logos are trademarks. Solely for convenience, from time to time we refer to our trademarks in this prospectus without the ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the prospectus supplement related to a particular offering, documents incorporated by reference, including our Quarterly Report on Form 10-Q for the period ending March 31, 2011, and our subsequent periodic filings with the SEC, and all of the other information contained in this prospectus before deciding whether to purchase our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described in the documents incorporated by reference, you should also refer to the other information contained in or incorporated by reference in the this prospectus and the prospectus supplement related to a particular offering, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact included in this prospectus, or incorporated herein by reference, including statements regarding future sales, financial performance, plans, business strategy, and other objectives, expectations and intentions, such as statements regarding our liquidity, debt, economic conditions, planned capital expenditures, dividend policy, adequacy of capital resources and reserves, and projected costs, and the information referred to under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 are forward-looking statements. In addition, forward-looking statements generally can be identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also undertake no obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus or incorporated herein by reference. Important factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  weather conditions, particularly lack of or reduced levels of snowfall;

  •
  a significant decline in economic conditions;

  •
  our inability to maintain good relationships with our distributors;

  •
  lack of available or favorable financing options for our end-users or distributors;

  •
  increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors;

  •
  increases in the price of fuel;

  •
  the inability of our suppliers to meet our volume or quality requirements;

  •
  our inability to protect or continue to build our intellectual property portfolio;

  •
  our inability to develop new products or improve upon existing products in response to end-user needs;

  •
  losses due to lawsuits arising out of personal injuries associated with our products;

  •
  our inability to compete effectively against competition; and

  •
  other risk factors included under "Risk Factors" in this prospectus as well as any accompanying prospectus supplement and the documents incorporated by reference herein and therein.

        All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus or incorporated herein by reference in the context of these risks and uncertainties. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

INDUSTRY INFORMATION

        Information contained in this prospectus and documents incorporated by reference into this prospectus concerning the snow and ice control equipment industry for pickup trucks and sport utility vehicles, which we refer to as light trucks in this prospectus, our general expectations concerning this industry and our market positions and other market share data regarding this industry including, without limitation, statements with respect to the relative size of our installed base, our distribution network, operational efficiency, customer service and responsiveness, and shipping performance, are based on our general knowledge of our industry and competitors. This general knowledge is derived from estimates our management prepared using end-user surveys, anecdotal data from our distributors and distributors that carry our competitors' products, our results of operations and management's past experience, and on assumptions made by our management, based on its knowledge of this industry, all of which we believe to be reasonable. These estimates and assumptions are inherently subject to uncertainties and may prove to be inaccurate. In addition, we have not independently verified the information contained in any independent third-party source, although management also believes such information to be reasonable.

 USE OF PROCEEDS

        We intend to use the net proceeds from our sale of shares of common stock for working capital and general corporate purposes, including, but not limited to, the payment of dividends on our common stock and to fund potential acquisitions. Our management will have significant discretion and flexibility in applying the proceeds from the sale of these shares. Our plans to use the estimated net proceeds from the sale of these shares may change and, if they do, we will update this information in a prospectus supplement.

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Any proceeds received by us in connection with the exercise of options to purchase shares of our common stock by the selling stockholders will be used for general corporate purposes.

DIVIDEND POLICY AND RESTRICTIONS

General

        Effective upon the consummation of our initial public offering, our Board of Directors adopted a dividend policy, reflecting an intention to distribute to our stockholders a regular quarterly cash dividend of $0.1825 per share. In accordance with this dividend policy, we paid an initial quarterly cash dividend of $0.1825 per share on September 30, 2010 to stockholders of record as of the close of business on September 23, 2010. On October 27, 2010, our Board of Directors increased our quarterly cash dividend by $0.0175 per share to $0.20 per share, commencing in the fourth quarter of fiscal 2010. Accordingly, on December 31, 2010, we paid a cash dividend of $0.20 per share to stockholders of record as of the close of business of December 21, 2010. Further, on March 31, 2011, we paid a special cash dividend of $0.37 per share, which was in addition to our regularly quarterly cash dividend of $0.20 per share, to stockholders of record as of the close of business on March 21, 2011.

        Our dividend policy reflects our present judgment that it is in the best interests of stockholders to distribute to them a significant portion of the cash generated by our business. There can be no assurance, however, that we will declare or pay any cash dividends in the future. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition and earnings, legal requirements, taxes and other factors our Board of Directors may deem to be relevant. The terms of our indebtedness may also prevent us from paying cash dividends on our common stock under certain circumstances. Over time, our capital and other cash needs may change significantly from our current needs, which could affect whether we pay dividends and the level of any dividends we may pay in the future. Moreover, our Board of Directors may amend, revoke or suspend our dividend policy at any time and for any reason. Accordingly, you may not receive dividends in the intended amounts, or at all.

        We believe our dividend policy will limit, but not preclude our ability to pursue growth opportunities. This limitation could be significant, for example, with respect to large acquisitions and growth opportunities that require cash investments in amounts greater than our available cash or external financing resources.

Restrictions on Payment of Dividends

        Our ability to pay dividends will be restricted by current and future agreements governing our debt, including our senior credit facilities and by Delaware law.

Senior Credit Facilities

        Our senior credit facilities, which are comprised of a $70 million senior secured revolving credit facility, and a $125 million senior secured term loan facility, impose limitations on our ability to pay dividends. Under the restricted payments covenants for our senior credit facilities, we generally are restricted from paying dividends on our common stock other than dividends solely in shares of common stock to holders of that class. However, provided that (i) no default has occurred and is continuing or would result from the payment, (ii) after the payment, the borrowing base less the revolving exposure will be greater than the greater of $10.5 million and 15% of the aggregate revolving commitments, and (iii) after the payment, our availability under our revolving credit facility will be at least the greater of $7 million and 10% of the aggregate revolving commitments, we can pay dividends in an aggregate amount not to exceed (A) $5.25 million in any fiscal quarter of 2011 (calculated without regard to the one-time permitted special dividend of approximately $8 million paid on March 31, 2011), (B) $5.5 million in any fiscal quarter of 2012, (C) $5.75 million in any fiscal quarter of 2013, (D) $6 million in any fiscal quarter of 2014, (E) $6.25 million in any fiscal quarter of 2015 and (F) $6.5 million in any fiscal quarter of 2016 and thereafter.

        Additional restricted payments, including dividends, may be made in any fiscal year if we meet certain excess cash flow requirements and certain other conditions. However, the amount of excess cash flow available for the payment of dividends may also be used for restricted payments other than dividends (including certain payments of indebtedness, redemptions of stock, payments to retire options and warrants and payment of certain management fees and expenses), certain investments and certain payments of indebtedness. To the extent that these amounts are used for a payment other than dividends, the amount available to be used for the payment of dividends would be reduced accordingly.

        The foregoing is a summary of the actual provisions included in our senior credit facilities, copies of which have been filed with the SEC. For a description of additional terms relating to our senior credit facilities, see our Current Report on Form 8-K filed with the SEC on April 20, 2011.

Delaware Law

        Under Delaware law, our Board of Directors may not authorize payment of a dividend unless either it is paid out of our "surplus" (which is defined as total assets at fair market value minus total liabilities (including contingent liabilities) minus statutory capital), or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value. The value of our capital may be adjusted from time to time by our Board of Directors. Our Board of Directors may base this determination on our financial statements, a fair valuation of our assets or another reasonable method. Although we believe we will be permitted to pay dividends at the anticipated levels in compliance with Delaware law, our Board of Directors will periodically seek to assure itself that the statutory requirements will be met before actually declaring dividends. In future periods, our Board of Directors may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not be able to pay dividends. Douglas Holdings, the issuer of the common stock offered hereby, is a holding company and conducts all of its operations through its subsidiaries. As a result, Douglas Holdings will rely principally on distributions from its subsidiaries to have funds available for the payment of dividends. Each of our subsidiaries was formed in Delaware. As a result, they are also subject to the similar considerations and limitations under Delaware law on distributions.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material provisions of our capital stock and the other material terms of our certificate of incorporation and bylaws, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

        Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share.

        As of July 13, 2011, there were 22,003,912 shares of common stock outstanding held by 27 stockholders of record, 1,801,214 shares of common stock remaining available for issuance under our 2010 Stock Incentive Plan (including upon conversion of currently outstanding restricted stock units), and 53,022 shares underlying stock options issued under our Amended and Restated 2004 Stock Incentive Plan.

Common Stock

        Voting.    Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of our common stock is entitled to one vote per share; provided, that holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled to vote thereon. There is no cumulative voting in the election of directors.

        Dividends Rights.    Subject to dividend preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. See "Dividend Policy and Restrictions."

        Liquidation and Preemptive Rights.    In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are, and the shares offered in this offering, when issued and paid for, will be, fully paid and non-assessable.

        Listing.    Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "PLOW."

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Preferred Stock

        Our Board of Directors is authorized to issue not more than an aggregate of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. Our Board of Directors is authorized to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors also is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

        In the future, our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to the holders of our common stock. The issuance of our preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other consequences, have the effect of delaying, deferring or preventing a change in our control and might harm the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

        Some provisions in our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

        Election and Removal of Directors.    Our certificate of incorporation provides for the division of our Board of Directors into three classes of the same or nearly the same number of directors, with staggered three-year terms. In addition, the holders of our outstanding shares of common stock will not be entitled to cumulative voting in connection with the election of our directors. Our directors will also not be subject to removal, except for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, prior to the expiration of their term. These provisions on the removal of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

        Stockholder Action; Special Meeting of Stockholders.    Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting and may not be taken by written consent in lieu of a meeting. All stockholder action must be properly brought before any stockholder meeting, which requires advance notice pursuant to the provisions of our bylaws. In addition, special stockholder meetings may only be called by a majority of our Board of Directors. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until a meeting is called. These provisions could also discourage a potential acquiror from making a tender offer for our common stock, because even if it were able to acquire a majority of our outstanding voting securities, a potential acquiror would only be able to take actions such as electing new directors or approving a business combination or merger at a duly called stockholders' meeting, and not by written consent.

        Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE. These additional shares may be used for a variety of corporate acquisitions and employee benefit plans and could also be issued in order to deter or prevent an attempt to acquire us. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Super-Majority Voting.    Our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal certain provisions of our certificate of incorporation including provisions which would eliminate or modify the provisions described above, reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. Our bylaws may also be amended or repealed by our Board of Directors or by the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Takeover Statute

        We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder. A "business combination" includes certain mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within the past three years has owned, 15% or more of our outstanding voting stock. This provision could discourage mergers or other takeover or change in control attempts, including attempts that might result in the payment of a premium over the market price for shares of our common stock.

Limitation of Directors' and Officers' Liability and Indemnification

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the Delaware General Corporation Law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

        In addition to the indemnification provided by our certificate of incorporation and bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, subject to certain exceptions, require us to, among other things, indemnify these directors and executive officers for certain expenses, including attorney fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' insurance.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

SELLING STOCKHOLDERS

        We are registering for resale shares of our common stock, including shares underlying outstanding stock options to purchase our common stock, held by the stockholders identified below, whom we collectively refer to in this prospectus as the "selling stockholders." This prospectus relates to the offer and sale from time to time of up to 3,079,128 shares of common stock by the selling stockholders and in the manner and circumstances described herein under "Plan of Distribution."

        We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate. The following table sets forth:

  •
  the names of the selling stockholders;

  •
  the number and percentage of shares of our common stock beneficially owned by each of the selling stockholders prior to the resale of the shares under this prospectus;

  •
  the number of shares of our common stock that may be offered for resale for the account of each of selling stockholders under this prospectus; and

  •
  the number and percentage of shares of our common stock to be beneficially owned by each of the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

        The number of shares in the "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

        Each of the selling stockholders, other than our officers, and those who will be acquiring shares pursuant to the exercise of outstanding stock options immediately prior to the offer and sale of such shares, acquired their respective shares of our common stock from affiliates of Aurora Capital Group, a Los Angeles-based private equity firm, in 2004 following Aurora's acquisition of our Company at a price of $4.21 per share. Our officers acquired their shares (other than their stock options) in 2010 and 2011 pursuant to grants under our 2010 Stock Incentive Plan. Other than Mr. Adamson, our selling stockholders who hold stock options were granted those options in 2005. Mr. Adamson was granted his stock options in 2007. Each of our outstanding stock options bears an exercise price of $4.21 per share.

Selling Stockholders	Number of Shares Beneficially Owned Prior to the Offering(1)		Percentage of Class(1)	Number of Shares Being Offered		Number of Shares Beneficially Owned After Offering(1)	Percentage of Class(1)
Aurora Entities	2,366,987	(2)(3)	10.7%	1,511,959	(27)	—	—
Ares Corporate Opportunities Fund, L.P.(4)	786,191	(5)	3.6%	786,191	(5)	—	—
General Electric Pension Trust(6)	466,188		2.1%	466,188		—	—
James L. Janik(7)	143,247	(8)	*	143,247		—	—
Robert L. McCormick(9)	61,983	(8)	*	61,983		—	—
Mark Adamson(10)	26,364	(8)(11)	*	26,364	(11)	—	—
Keith Hagelin(12)	7,434	(8)	*	7,434		—	—
Jack O. Peiffer(13)	7,890	(8)	*	7,890		—	—
Michael W. Wickham(14)	32,791	(8)	*	32,791		—	—
Lawrence Bossidy(15)	5,355	(8)	*	5,355		—	—
Dale Frey Family Limited Partnership	2,677	(8)	*	2,677		—	—
Douglas Dynamics Equity Partners L.P.(16)	7,358	(8)	*	7,358		—	—
Gerald L. Parsky(17)	2,366,987	(8)(18)	10.7%	6,300	(18)	—	—
John T. Mapes(19)	2,366,987	(8)(20)	10.7%	2,520	(20)	—	—
James Hodgson	1,608	(8)(21)	*	1,608	(21)	—	—
Dale Frey(22)	1,340	(8)(23)	*	1,340	(23)	—	—
John E. Anderson(24)	5,937	(8)(25)	*	5,937	(25)	—	—
Robert Anderson	1,986	(8)(26)	*	1,986	(26)	—	—

*
Denotes ownership of less than 1%.

(1)
Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options or similar convertible securities held by that person that are exercisable or convertible within 60 days. Except as otherwise indicated in the footnotes to the table, shares are owned directly or indirectly with sole voting and investment power, subject to applicable community property laws. The number of shares and percentage beneficial ownership of common stock is based on 22,003,912 shares of our common stock issued and outstanding as of July 13, 2011.

(2)
Includes an aggregate of 1,511,959 shares of common stock held of record by the Aurora Entities. The Aurora Entities collectively refer to Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P., both of which are affiliates of Aurora Capital Group. Of the shares beneficially owned by the Aurora Entities, 1,492,152 shares are held of record by Aurora Equity Partners II L.P., 19,807 shares are held of record by Aurora Overseas Equity Partners II, L.P. and 855,028 shares are Aurora Voting Shares. The 855,028 "Aurora Voting Shares" consist of (i) 388,840 shares held of record by certain securityholders (other than General Electric Pension Trust ("GEPT") and Ares Corporate Opportunities Fund, L.P. ("Ares")) who have granted an irrevocable proxy to the Aurora Entities to vote all of their shares as the Aurora Entities shall determine (includes options currently exercisable or exercisable within 60 days to purchase 39,394 shares of common stock held by certain advisors and former advisors to Aurora Capital Group and Mr. Adamson), and (ii) 466,188 shares held of record by GEPT, which generally has agreed to vote all of its shares of stock in the same manner as the Aurora Entities vote their shares. The proxy and voting agreement are described more completely under "Corporate Governance—Certain Relationships and Related Party Transactions—Securityholders Agreement" in our definitive proxy statement filed with the SEC on March 30, 2011.

Each of the Aurora Entities is controlled by Aurora Advisors II LLC, a Delaware limited liability company ("AAII"). Messrs. Gerald L. Parsky and John T. Mapes, both of whom are Managing Directors of Aurora

  Capital Group, jointly control AAII and thus may be deemed to share beneficial ownership of the securities beneficially owned by the Aurora Entities, though the foregoing statement shall not be deemed an admission of their beneficial ownership of such securities.

(3)
Includes options currently exercisable to purchase 39,394 shares of common stock. Such options are held by certain advisors and former advisors to Aurora Capital Group, as well as Mr. Adamson. The shares issuable upon exercise of the options described herein are subject to the proxies granted to the Aurora Entities described in footnote (2).

(4)
Ares is indirectly controlled by Ares Partners Management Company LLC ("APMC"). APMC is managed by an executive committee comprised of Messrs. Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Each of the members of the executive committee expressly disclaims beneficial ownership of the shares of common stock of the Company held by Ares.

(5)
Consists of (i) 772,563 shares of common stock held of record by Ares and (ii) currently exercisable options to purchase 13,628 shares of common stock held by Ares.

(6)
GEPT is an employee benefit plan trust for the benefit of the employees and retirees of General Electric Company and its subsidiaries. GE Asset Management Incorporated is a registered investment adviser and acts as Investment Manager for GEPT. GE Asset Management Incorporated may be deemed to beneficially share ownership of the shares owned by GEPT, but has no pecuniary interest in such shares. GE Asset Management Incorporated has delegated responsibility for exercising voting and dispositive power over the shares of our common stock held by GEPT to three of its officers: Donald W. Torey, President and Chief Investment Officer—Alternative Investments; Patrick J. McNeela, Chief Investment Officer and Senior Managing Director—U.S. Private Equities; and B.C. Sophia Wong, Vice President and Managing Director—Private Equities. These three officers act on a consensus basis in determining how and when to exercise voting and dispositive power with respect to these shares of common stock. Any such exercise requires the consent of at least two of these three persons. GE, Messrs. Torey and McNeela and Ms. Wong expressly disclaim beneficial ownership of all shares owned by GEPT. As discussed in footnote (2), pursuant to the Securityholders Agreement, with certain limited exceptions, GEPT has agreed to vote its shares of common stock in the same manner as the Aurora Entities. As a result of the Securityholders Agreement, GEPT may be deemed to be part of a group with the Aurora Entities.

(7)
Mr. Janik has served as our President and Chief Executive Officer since 2004.

(8)
Constitutes Aurora Voting Shares.

(9)
Mr. McCormick has served as our Vice President and Chief Financial Officer since September 2004.

(10)
Mr. Adamson has served as our Vice President, Sales and Marketing since 2007.

(11)
Includes options currently exercisable to purchase 26,349 shares of common stock.

(12)
Mr. Hagelin has served as our Vice President, Operations since 2009, and from 2007 to 2009 as Vice President of Manufacturing.

(13)
Mr. Peiffer has served as a member of our Board of Directors since 2004.

(14)
Mr. Wickham has served as a member of our Board of Directors since 2004 and as Chairman of our Board of Directors since 2010.

(15)
Mr. Bossidy is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(16)
The general partner of Douglas Dynamics Equity Partners L.P. is AAII, which is an affiliate of the Aurora Entities.

(17)
As disclosed in footnote (2), Mr. Parsky is a controlling person of the Aurora Entities and thus may be deemed to share beneficial ownership of the shares of common stock beneficially owned by the Aurora Entities. The foregoing statement, however, shall not be deemed an admission of beneficial ownership of such securities by Mr. Parsky.

(18)
Includes 6,300 shares of common stock held by an investment retirement account for Mr. Parsky.

(19)
As disclosed in footnote (2), Mr. Mapes is a controlling person of the Aurora Entities and thus may be deemed to share beneficial ownership of the shares of common stock beneficially owned by the Aurora Entities. The foregoing statement, however, shall not be deemed an admission of beneficial ownership of such securities by Mr. Mapes.

(20)
Includes 2,520 shares of common stock held by an investment retirement account for Mr. Mapes.

(21)
Consists of options currently exercisable to purchase 814 shares of common stock owned directly by Mr. Hodgson and 794 shares of common stock held by the James D. and Maria D. Hodgson Inter Vivos Personal Trust of which Mr. Hodgson, as co-trustee, shares voting and dispositive power.

(22)
Mr. Frey is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(23)
Consists of options currently exercisable to purchase 1,340 shares of common stock. Excludes shares of common stock held by the Dale Frey Family Limited Partnership of which Mr. Frey is not a partner.

(24)
Mr. Anderson is an advisor to Aurora Capital Group, an affiliate of the Aurora Entities.

(25)
Consists of options currently exercisable to purchase 5,937 shares of common stock.

(26)
Consists of options currently exercisable to purchase (i) 993 shares of common stock held by the Robert Anderson Living Trust and (ii) 993 shares of common stock held by the Robert Anderson Revocable Trust, both of which Mr. Robert Anderson is sole trustee of.

(27)
Consists of 1,492,152 shares of common stock being offered by Aurora Equity Partners II L.P. and 19,807 shares of common stock being offered by Aurora Overseas Equity Partners II, L.P.

PLAN OF DISTRIBUTION

        We or the selling stockholders may, from time to time, sell, transfer or otherwise dispose of the shares of common stock offered through this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We and the selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through brokers, dealers or underwriters that may act solely as agents;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

  •
  a combination of any such methods of disposition; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades.

        If underwriters are used in the sale, the underwriters will acquire the shares of common stock for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the shares from time to time in one or more transactions, including negotiated transactions. Underwriters may offer the shares to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of shares underwritten, the nature of the obligation of the underwriters to take the shares and the nature of any material relationship between an underwriter and us.

        The underwriters may engage in overallotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Overallotment involves sales in excess of the offering size, which create a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by an underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. An underwriter may close out any short position by either exercising its overallotment option and/or purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying shares so long as the stabilizing bids do not exceed a specified maximum price. Syndicate covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover syndicate short positions. In passive market making, market makers in our common stock who are underwriters are prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        If broker-dealers are used in the sale of the shares of common stock offered through this prospectus, we or the selling stockholders will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

        Broker-dealers engaged by us or a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser), as applicable, in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by us or the selling stockholders, as applicable. We or the selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus after we have filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under the prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We will bear a portion of the expenses of the offering of common stock by the selling stockholders, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders. This regulation may limit the timing of purchases and sales of any of the shares of common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

 LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Gibson, Dunn & Crutcher LLP regularly serves as counsel to Aurora Capital Group and its affiliates and is also representing Aurora Capital Group as a selling stockholder. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

        Ernst & Young LLP, independent registered accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents, copies of which we have filed with the SEC.

        We file annual, quarterly and current reports and other information with the SEC. Those filings with the SEC are, and will continue to be, available to the public on the SEC's website at www.sec.gov. Those filings also are, and will continue to be, available to the public on, or accessible through, our corporate web site at www.DouglasDynamics.com. The information contained on or accessible through our corporate web site is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

        We also have provided, and intend to continue to provide, our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below (excluding any document, or portion thereof, to the extent disclosure is furnished to, and not filed with, the SEC):

  •
  Our annual report on Form 10-K for the year ended December 31, 2010 (including any information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on March 30, 2011);

  •
  Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2011;

  •
  Our current reports on Form 8-K filed with the SEC on March 8, 2011 (Item 5.02 only), April 20, 2011, May 9, 2011, May 26, 2011, July 5, 2011, and July 15, 2011; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A, as amended, filed with the SEC on April 30, 2010.

        We are also incorporating by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities to which this prospectus relates. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

Investor Relations
Douglas Dynamics, Inc.
7777 N. 73rd Street
Milwaukee, WI 53223
Telephone (414) 354-2310

        These documents can also be requested through, and are available in, the Investor Relations section of our website, which is located at www.DouglasDyanmics.com, or as described under "Where You Can Find More Information" above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. You should rely only upon the information provided in this prospectus or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

Douglas Dynamics, Inc.

                        , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commission in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee.

Type	Amount
SEC Registration Fee	$14,899.92
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Printing and engraving expenses		(1)
Transfer agent and registrar fees		(1)
Miscellaneous		(1)
Total		$(1)

(1)
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate to incur in connection with the offering of our common stock under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of our common stock being offered will be included in the applicable prospectus supplement.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages to the extent permitted by Section 102 of the DGCL.

        Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        Our bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the DGCL.

        In addition to the indemnification provided by our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, subject to certain exceptions, require us to, among other things, indemnify these directors and executive officers for certain expenses, including attorney fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

ITEM 16.    EXHIBITS.

Exhibit Number		Title
1.1	*	Form of Underwriting Agreement.
4.1
Fourth Amended and Restated Certificate of Incorporation of Douglas Dynamics, Inc., effective May 7, 2010 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-173860) filed with the SEC on May 2, 2011).
4.2
Second Amended and Restated Bylaws of Douglas Dynamics, Inc., effective May 7, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-173860) filed with the SEC on May 2, 2011).
4.3		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1/A (Registration No. 333-164590) filed with the SEC on April 20, 2010).
5.1		Opinion of Gibson, Dunn & Crutcher LLP.
23.1		Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).
23.2		Consent of Ernst & Young LLP.
24.1		Power of Attorney (included on signature page hereto).

*
To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 8-K filed in connection with an underwritten offering of the shares offered hereunder.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange

Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (8)   The undersigned registrant hereby undertakes that:

              (i)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (ii)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on July 18, 2011.

DOUGLAS DYNAMICS, INC.
By:	/s/ JAMES L. JANIK James L. Janik President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Janik and Robert McCormick, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ JAMES L. JANIK James L. Janik	President and Chief Executive Officer (Principal Executive Officer) and Director	July 18, 2011
/s/ ROBERT MCCORMICK Robert McCormick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 18, 2011
/s/ ROBERT YOUNG Robert Young	Corporate Controller and Treasurer	July 18, 2011
/s/ KENNETH W. KRUEGER Kenneth W. Krueger	Director	July 18, 2011
/s/ MICHAEL MARINO Michael Marino	Director	July 18, 2011

/s/ JAMES PACKARD James Packard	Director	July 18, 2011
/s/ JACK O. PEIFFER Jack O. Peiffer	Director	July 18, 2011
/s/ MARK ROSENBAUM Mark Rosenbaum	Director	July 18, 2011
/s/ JAMES D. STALEY James D. Staley	Director	July 18, 2011
/s/ DONALD W. STURDIVANT Donald W. Sturdivant	Director	July 18, 2011
/s/ MICHAEL WICKHAM Michael Wickham	Director	July 18, 2011

EXHIBIT INDEX

Exhibit Number		Title
1.1	*	Form of Underwriting Agreement.
4.1
Fourth Amended and Restated Certificate of Incorporation of Douglas Dynamics, Inc., effective May 7, 2010 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-173860) filed with the SEC on May 2, 2011).
4.2
Second Amended and Restated Bylaws of Douglas Dynamics, Inc., effective May 7, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-173860) filed with the SEC on May 2, 2011).
4.3		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1/A (Registration No. 333-164590) filed with the SEC on April 20, 2010).
5.1		Opinion of Gibson, Dunn & Crutcher LLP.
23.1		Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).
23.2		Consent of Ernst & Young LLP.
24.1		Power of Attorney (included on signature page hereto).

*
To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 8-K filed in connection with an underwritten offering of the shares offered hereunder.